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                                                                   EXHIBIT 10.20

                             CONTRACT OF EMPLOYMENT

BETWEEN:

VANTIVE FRANCE Sarl, located at 37-39 rue Boissiere, 75 116 Paris, registered number: 40812364400010, represented by Mr. Nicholaas A. DOORNBERG, Managing Director (hereinafter referred to as the "COMPANY") or the Chief Operating Officer of The Vantive Corporation, Phillip Dunkelberger

                                               ON THE ONE HAND

AND

Mr. Guy DUBOIS, residing at 34 Cathcart Road, SW10 9NN London, England, a French citizen (hereinafter referred to as "Mr. DUBOIS")

                                               ON THE OTHER HAND.

THE FOLLOWING PROVISIONS HAVE BEEN AGREED:

1.   APPOINTMENT -- COLLECTIVE AGREEMENT

The Company undertakes to employ Mr. DUBOIS on a permanent basis from 15 March 1999 or from a given date prior to this. It is explicitly agreed that the present offer shall be null and void if, for whatever reason, Mr. DUBOIS is not available to take up his responsibilities in full on 15 March 1999.

Mr. DUBOIS shall be employed in compliance with the general conditions of the Collective Agreement applying to the Company at all times and the conditions defined hereafter.

The Company is currently subject to the National Collective Agreement governing "Technical studies offices, Engineering consultancies and Consulting Companies."

Mr. DUBOIS, who accepts this employment, formally states that he will not be bound to any company by a Contract of Employment as from 12 April 1999 and shall be free of any commitment to all previous employers.

2.   RESPONSIBILITIES -- CLASSIFICATION

Mr. DUBOIS shall be appointed to the position of "Executive Vice-President, General Manager of Vantive International" and shall be a member of the Executive Committee Board of The Vantive Corporation.

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In this role, Mr. DUBOIS shall be responsible for managing the resources and operations of the companies in the group (hereinafter referred to as "Vantive International") and more especially for developing and increasing Vantive International's revenues outside the United States.

Mr. DUBOIS shall perform his duties diligently in the Company's best interests and according to its instructions and directives.

For the duration of the present contract, Mr. DUBOIS undertakes to comply with all applicable legal and regulatory provisions, with all general or specific instructions he receives from the Company and to comply with the rules and practices governing the Company's internal operations as well as the terms and conditions of the present Contract.

Mr. DUBOIS shall report to the Chief Operating Officer or the Chief Executive Officer of The Vantive Corporation. Any substantial modification of the responsibilities defined above shall be subject to an amendment agreed by the parties to the Contract.

Mr. DUBOIS's job description is classified as Executive Position 3-3, coefficient 270.

3.    REMUNERATION

Mr. DUBOIS shall be paid:

3.1 firstly, a basic inclusive annual gross salary of 1,755,000 FF (one million seven hundred and fifty five thousand French francs), including overtime, payable in twelve (12) instalments at the end of each month. This remuneration covers all overtime, a fact which Mr. DUBOIS specifically accepts in advance as being inherent to his responsibilities, in accordance with the provisions of Article 7 below;

3.2 secondly, an On-target Bonus equal to a gross annual sum of 877,500 FF (eight hundred and seventy seven thousand five hundred French francs) (the "On-target Bonus"), the payment of which shall be subject to the following conditions:

         3.2.1 For a period of six (6) months calculated from the Effective Date of the present Contract ("the First Six Months"), Mr. DUBOIS shall receive a guaranteed and non-recoverable advance equal to 100% of the On-target Bonus calculated proportionally for the said period of six
         (6) months.

         3.2.2 For a period of six (6) months from the date of expiry of the First Six Months ("the Second Six Months"), Mr. DUBOIS shall receive a guaranteed and non-recoverable advance equal to 50% of the On-target Bonus calculated proportionally for the said period of six (6) months.
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A Commission Plan outlining the elements comprising Mr. DUBOIS's variable remuneration for the 1999 fiscal year shall be drawn up by joint agreement between the Parties within one hundred and eighty (180) days following the Effective Date of the present Contract and shall be reviewed annually by joint agreement following a meeting with Mr. DUBOIS.

3.3 Mr. DUBOIS shall be entitled to receive Stock Options (share-purchase subscription options) in the amount of 200,000 (two hundred thousand) shares of the common stock of The Vantive Corporation in accordance with the policy operating in The Vantive Corporation and in compliance with the specific provisions stipulated by the said Company from time to time, subject to approval by the said Company's Board of Directors and to signature by Mr. DUBOIS of the Stock Options Agreement then in force, the current conditions of which are set out in Annex A attached hereto. These Stock Options shall be subject to the provisions applying in the event of a merger or acquisition affecting all the assets of The Vantive Corporation under the conditions more specifically described in Annex A. For clarification purposes, it is stipulated that the conditions applicable to Stock Options in accordance with the terms of the present Article 3.3 shall be subject to the law of the State of California.

3.4 Mr. DUBOIS shall also be entitled to all the other benefits generally offered to full-time employees of the Company, including supplementary health insurance and life assurance entailing full or partial reimbursement of costs incurred by Mr. DUBOIS. Furthermore, the Company shall guarantee to Mr. DUBOIS that the provisions of the Collective Agreement relating to compensation and length of illness shall be applied from the Effective Date of the present Contract without any pre-condition of service with the Company.

    All sums or benefits which the Company shall pay or grant in addition to the remuneration agreed in the present Article 3 shall be construed as bonuses. The allocation of such bonuses during one particular year does not imply any obligation on the part of the Company to pay similar bonuses in subsequent years.

    Within ninety (90) days from the Effective Date of the present Contract, the Parties shall jointly carry out an analysis and decide (with the assistance of external consultants, if necessary) on the appropriateness of, the parties agreeing to pay the remuneration described in the present
    Article 3 to Mr. DUBOIS in different countries ("split payroll"), within the limits stipulated by and subject to the relevant legal and tax provisions in each country concerned. In this event, Mr. DUBOIS shall be solely responsible for storing all data and other documents relating to his business travel required by the relevant social and fiscal legislation.

3.5 The total annual remuneration, comprising Mr. DUBOIS's basic salary and the On-target Bonus described in the present Article, shall be reviewed annually.

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4. TEMPORARY SECONDMENT

The Parties agree that during the period commencing on the Effective Date of the present Contract and terminating on 30 June 1999 (the "Period of Secondment"), Mr. DUBOIS shall perform his functions at Vantive (UK) Ltd., the British subsidiary of The Vantive Corporation, currently located at Ascot, England. During the Period of Secondment, Mr. DUBOIS' remuneration (as set out in Article 3 above) shall be paid in France and be subject to the relevant legal and tax provisions. In addition, Mr. DUBOIS shall be entitled to the following fringe benefits during the said Period of Secondment:

a gross monthly housing allowance of 46,800 FF (forty six thousand eight hundred French francs),

and

a gross quarterly educational allowance of 20,475 FF (twenty thousand four hundred and seventy five French francs) for the first two quarters of 1999.

5. REIMBURSEMENT OF EXPENSES

Mr. DUBOIS shall be entitled to reimbursement of transport and living expenses as well as entertainment costs incurred while performing his duties, in compliance with the policy operating in the Company and on presentation of receipts. Mr. DUBOIS shall not be entitled to any reimbursement for expenses incurred travelling from his residence to the Company's headquarters.

6. WORKPLACE

Subject to the provisions of Article 4 above, Mr. DUBOIS shall carry out his duties from the Company's headquarters in Paris (or, if need be, in the Ile de France).

The Parties agree that Mr. DUBOIS's workplace may be transferred temporarily in the future to San Francisco or any other large European city such as London, Brussels or Geneva, depending on the group's organisational requirements. If this should occur, a separate amendment to the present Contract shall be drawn up. Such amendment shall stipulate the duration and the effective date of the transfer, which must ensure a notice compatible with his children's schooling and cannot be lower than the current school year. Furthermore, this amendment shall stipulate the conditions for payment of the costs associated with Mr. DUBOIS's expatriation (removals, housing allowance and school fees). In addition, Mr. DUBOIS recognises and accepts that the very nature of his position shall entail a considerable amount of travel in the area where Vantive International carries out its business, as set out in Article 8 below.
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7. WORKING HOURS

In view of Mr. DUBOIS's position in the organisational hierarchy and the large amount of travel associated therewith, which makes it impossible to monitor working hours effectively and ensures a large degree of freedom in terms or organising schedules, it is explicitly agreed that Mr. DUBOIS shall devote as much time to his functions as is required to fulfil his duties in a satisfactory manner. As a result, the present Contract has been drawn up for an unspecified number of working hours remunerated by the sums described in Article 3 above, with this excluding the possibility of Mr. DUBOIS seeking additional payment for overtime.

8. TRAVEL

Mr. DUBOIS shall undertake all long and short-distance business travel in France and abroad as required by his position in compliance with the Company's instructions. Mr. DUBOIS will fly business class.

9. ALLOCATION OF A COMPANY CAR

To enable Mr. DUBOIS to perform his duties, the Company will provide him with a leased car (i.e. BMW 740 or a vehicle of equivalent value) and shall pay the insurance-policy premiums as set out below and all maintenance costs. Said allocation of a company car shall continue for the duration of the Contract and constitutes a fringe benefit within the context of social and fiscal legislation.

The vehicle can be used for both professional and private purposes, with the Company paying all costs and charges associated with its use for business on presentation of the usual receipts.

The insurance policy shall be taken out by the Company, which shall pay the premiums.

Mr. DUBOIS undertakes to maintain said vehicle in good condition. Upon termination of the present Contract, Mr. DUBOIS shall return the vehicle to the Company by immediately bringing it to his workplace and shall hand over its documents and keys at the same time.

Should the vehicle be involved in any incident, Mr. DUBOIS shall inform the Company accordingly as soon as possible and, at the latest, within 48 hours to enable the latter to take whatever steps are necessary.

In the event of an accident, Mr. DUBOIS shall comply with the provisions stipulated by the law and his insurance policy in such a way that the Company is not made liable at any time or for any reason. Mr. DUBOIS must, by registered letter with confirmation of receipt, notify the Company and the insurer of any accident occurring while the car is being used at the latest within 48 hours of such accident.
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10. PAID HOLIDAYS

Mr. DUBOIS shall be entitled to paid holidays in accordance with French law, to be taken at dates and for periods agreed with the Company depending on his workload. Mr. DUBOIS shall have the right not to work on the legal holidays provided for under French law.

11. DURATION OF THE CONTRACT - NOTICE OF TERMINATION

The present Contract is entered into for an unlimited period. With the exception of circumstances involving serious professional misconduct, the Contract can be terminated by giving three (3) months' notice.

In the event that the Company would elect to terminate the present Contract in compliance with the present Article 11, Mr. DUBOIS shall be entitled to a special redundancy payment, which shall include any legal or contractual redundancy payment to which he would be entitled, for an amount equal to nine
(9) months' gross basic salary plus commissions (based on the amounts specified in Article 3) and all other benefits applicable during the period in question, excluding the housing and education allowances referred to under Article 4.

It is emphasised that no redundancy payment of any type is payable in the event of dismissal for serious professional misconduct. The special redundancy payment described in this Article shall not be payable either in the event of resignation of Mr. DUBOIS.

12. EXCLUSIVITY OF SERVICES

Mr. DUBOIS shall reserve his services exclusively for the Company and may not pursue any other professional activity for the duration of the present Contract.

13. ILLNESS, ACCIDENTS AND UNAVAILABILITY FOR WORK

Mr. DUBOIS shall inform the Company and provide written confirmation in the event of any interruption of his professional activities so that the latter can take whatever steps are necessary. Should he fall ill, Mr. DUBOIS must produce a medical certificate indicating the type of sickness concerned and the length of time he is expected to be unavailable for work.

14. INTELLECTUAL PROPERTY

14.1 Inventions

       In addition to the duties described above, Mr. DUBOIS may, from time to time, be assigned various study or research tasks by the Company under the terms of the present Contract. Inventions produced by Mr. DUBOIS in these
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       circumstances shall be the Company's property in compliance with
       Paragraph 1, Article 1(3) of amended statute no. 68-1 dated 2 January
       1968.

       Mr. DUBOIS's salary does take this possibility into account and incorporates inclusive payment for the results of work carried out even on an occasional basis under the terms of the present Contract. Nonetheless, should any of Mr. DUBOIS's inventions be of exceptional interest to the Company and of such importance that its contribution is not reflected to a commensurate degree in the inventor's salary, Mr. DUBOIS shall receive a supplementary payment based on the relevant factors.

       Mr. DUBOIS undertakes to inform his Employer immediately of all of his inventions in compliance with Paragraph 3, Article 1(3) of the above-mentioned law, using the method specified by his superiors for the prescribed declaration. He is forbidden to disclose any information concerning such inventions.

14.2 Patents on inventions

       While working for the Company, Mr. DUBOIS undertakes wholly, unreservedly and without seeking payment other than his stipulated remuneration to:

- inform the Company of and transfer to it all his rights to any inventions, patents, technical manufacturing procedures, improvements, commercial secrets and plans which he has developed or helped to develop in all and any areas in which the Company is or will be active for the duration of the present Contract;

- recognize the Company's ownership of these rights or to transfer ownership of the same to the Company for both France and foreign countries;

- comply with all the formalities and procedures necessary to establish the Company's legal and proper possession of said inventions, improvements and plans, as well as patents or other industrial property rights which may derive from the above.

15. RESTITUTION AND USE OF COMPANY PROPERTY

All items, materials and information supports entrusted to Mr. DUBOIS by the Company to assist him in carrying out his duties, especially information referred to Article 14 as well as all files, documentation and correspondence, manuals, books, folders, samples and other documents, lists and drawings, shall remain the property of the Company and must be returned to it on termination of employment or at any other time where requested.
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Mr. DUBOIS undertakes not to use any of the items referred to in the previous paragraph for any purpose other than in relation to his professional activities or to make copies or reproductions for personal use or any other reason, unless explicitly authorized to do so by the Company. Furthermore, Mr. DUBOIS explicitly undertakes to return said items, materials and supports entrusted to him as well as all copies and reproductions in his possession on the day he leaves the Company for whatever reason without the Company having to request the same or give prior notice.

16.  NON-COMPLETION CLAUSE

Mr. DUBOIS undertakes for the duration of the present Contract not to engage in any direct or indirect act on behalf of competitors which could be detrimental to the Company.

In the event of termination of this Contract of Employment for any reason, Mr. DUBOIS undertakes not to work for the following competitor companies immediately as from the date of termination:


o    Siebel
o    Clarify

The duration of this obligation of non-competition shall be one (1) year from the termination of the Contract of Employment.

17.  APPLICABLE LAW

The Parties agree that this Contract and any disputes arising hereunder shall be governed by French Law.

18.  COMPLETENESS OF THE AGREEMENT

The present Contract constitutes the complete agreement reached between the Parties, annulling and superseding any previous commitments as well as any verbal or written commitments relating to the present Contract. The Contract can be modified or amended only on the basis of an addendum signed by the Parties. No other entry, document, use or practice shall be recognized as an annulment or modification of the present Contract.



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DRAWN UP AS TWO ORIGINALS, ON 27 January 1999


/s/ Phillip Dunhalbeger                   /s/ Guy DuBois
-----------------------------             --------------------------------
THE COMPANY                               Mr. Dubois(1)


















----------------------
(1) The signature is to be preceded in handwriting by the phrase "read and approved, acceptable for the contract"


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                                    ANNEX A


EXTRACT FROM THE PROPOSAL LETTER FROM THE VANTIVE CORPORATION TO MR. DUBOIS

Annex A 1: Stock option agreement

Annex A 2: Stock option plan

Annex A 3: Special conditions

Should The Vantive Corporation or a merging or acquiring entity terminate your employment for any reason other than your voluntary resignation, death, disability, or "just cause", you will be entitled to 9 months of paid coverage of health insurance, 9 months stock vesting, as well as continued salary and on-target bonus for a period of 9 months, with the amount paid out in a lump sum within 30 days of your final day of employment and health insurance coverage continued over a 9 month period.

In the case of any merger, acquisition or other business combination ("Transaction") involving all or substantially all of the assets of The Vantive Corporation, other than reincorporation where Vantive is not the surviving company and where the acquiring company or merger partner controls a majority of Vantive stock after a Transaction, any granted and unvested options you may own will have their vesting accelerated by one year, i.e. by 12/48, up to a maximum of 100% of your option shares. Should this acceleration in the event of an acquisition be "improved" for all other officers of the Corporation, your position will be adjusted accordingly.

+ THE STOCK OPTION AGREEMENT AND STOCK OPTION PLAN SHALL BE ATTACHED AS SOON AS GENERATED AND AVAILABLE.